Exhibit 3.02

                               STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION

DECKER ORGANIC SYSTEMS, INC.

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

        FIRST: That by written consent of the Board of Directors of DECKER ORGANIC SYSTEMS, INC. on JANUARY 31, 1999 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for written consent of the stockholders of said corporation for approval thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

        FIRST: The name of this corporation shall be:

                        MCKENZIE BAY INTERNATIONAL, LTD.

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of the stockholders of said corporation was obtained in accordance with Section 228 of the General Corporation Law of the Stage of Delaware in which consent the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said DECKER ORGANIC SYSTEMS, INC. has caused this certificate to be signed by CHARLENE KALK, an Authorized Officer, this 31ST day of JANUARY, 1999

BY:  __/s/______________________
     CHARLENE KALK, PRESIDENT